Exhibit 99.1

Contacts:

Jennifer Haslip Chief Financial Officer (623) 445-9402	Michael Conley Vice President - Investor Relations (623) 445-9326

Universal Technical Institute Completes Sale and Leaseback of its Sacramento Campus

PHOENIX, July 24, 2007 - Universal Technical Institute Inc. (NYSE: UTI), a provider of technical education training, today announced that it has completed a sale and leaseback transaction for its campus located in Sacramento, Calif.

Under the terms of the transaction, which closed on July 18, UTI assigned its interest in its long term ground lease and sold its newly constructed campus facilities to a subsidiary of W. P. Carey & Co. for approximately $41 million. Concurrent with the sale transaction, UTI entered into a long term lease with the purchaser to lease back the campus facilities for an initial term of 15 years with the option to extend the lease for up to an additional 20 years. The transaction will not impact UTI’s operations or course offerings at the Sacramento campus. The inflow of cash will enhance the company’s cash position and improve liquidity. The company does not expect any significant gain or loss on the transaction.

“Favorable conditions in the commercial real estate market led us to capitalize on the equity in our Sacramento facility,” said Kimberly McWaters, president and chief executive officer of UTI. “The proceeds received from this transaction will provide our organization with greater flexibility and liquidity.”

About Universal Technical Institute
Universal Technical Institute Inc. is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at 10 campuses across the United States, and manufacturer-sponsored advanced programs at 18 dedicated training centers. Through its campus-based school system, Universal Technical Institute offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI). For more information, visit www.uticorp.com.

Statements in this press release concerning the future business condition of the company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance to differ materially from the performance discussed in the forward-looking statements. Factors that could affect the company’s actual performance include changes to federal and state educational funding, construction delays for new or expanding campuses, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, and the effectiveness of the company’s recruiting, advertising and promotional efforts. Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission, all of which are incorporated herein by reference. The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

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